Exhibit 99

THE DOLAN COMPANY REPORTS SECOND QUARTER 2013 RESULTS

•	Second quarter revenues increased 13.5% year-over-year to $47.5 million

•	Net loss attributable to The Dolan Company was $140.4 million, or $4.62 per diluted share, including $135.7 million in non-cash items

•	Cash earnings were $2.9 million, or $0.10 per diluted share (See “Non-GAAP Financial Measures” below)

•	Adjusted EBITDA was $8.4 million (See “Non-GAAP Financial Measures” below)

•	Free cash flow was $7.6 million (See “Non-GAAP Financial Measures” below)

MINNEAPOLIS, MN – August 1, 2013 – The Dolan Company (NYSE: DM), a leading provider of professional services and business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months ended June 30, 2013.

“Recent operating trends continued in the second quarter, as our e-discovery business posted very strong growth, while our mortgage-related business, National Default Exchange, or NDeX, remained under pressure,” said James P. Dolan, chairman, chief executive officer, and president. “We saw balanced demand for both our document review and technology processing segments within the e-discovery business. We appreciate our long-term customers and we are encouraged about our new client opportunities,” Dolan said.

“Once again, our mortgage default-related businesses remained depressed as the industry continues to experience a reduced pace of foreclosure referrals from the largest servicers. Given the lack of visibility and growing losses at NDeX, we have decided to sell certain of those businesses, including NDeX South and NDeX Indiana, which were sold early in the third quarter,” Dolan said.

“Our litigation support segment showed exceptional growth this quarter, although some of it is timing related. Litigation support revenue grew by almost 60% year over year, driven by nearly 75% growth in our e-discovery business as compared to an unusually weak second quarter a year ago. On a sequential basis, DiscoverReady revenues grew by 18% as we saw strong demand from existing clients while continuing to develop and grow a broad pipeline of new clients,” Dolan said.

“During the second quarter we continued to make progress in improving our balance sheet. We generated $7.6 million in free cash flow, which was used to pay down our net debt to $140.6 million at the end of the quarter. Our free cash flow was driven primarily by the receipt of a tax refund of approximately $11 million during the quarter, which was offset in part by $4.9 million of cash used by discontinued operations and roughly $1 million of one-time expenses associated with severance and professional fees,” Dolan said.

“In the second quarter, revenues at NDeX declined by 32% compared to last year. However, our reported NDeX results only include revenue from our Michigan and Minnesota operations, since NDeX South and Indiana were sold subsequent to quarter end, and are therefore classified as discontinued operations for the quarter. As we have said before, we are moving NDeX towards a model based on technology services and away from a labor intensive model delivering broader services. At a minimum, this will address the losses and negative cash flow we have been experiencing the past few quarters at NDeX. In the future, we hope to grow the new technology services business on a more consistently profitable basis,” Dolan said.

“Business Information Division revenue declined by almost 10% in the second quarter compared to last year. This was driven by public notice revenues, which declined 16%. Similar to the past couple of quarters, public notice advertising felt the impact of lower mortgage default volumes, which reduced margins and profitability. We believe the decline in public notice revenue should improve at some point in the future,” Dolan said.

“The net loss attributable to The Dolan Company of $140.4 million includes total non-cash impairment charges of $86.1 million, of which $58.4 million was in discontinued operations, and tax expense of $49.6 million, primarily related to a non-cash valuation allowance against all of our deferred tax assets,” Dolan said.

2013 Guidance

Due to the sale of NDeX South and Indiana and the lack of near-term visibility into the company’s remaining mortgage default processing operations, the company has provided only partial 2013 guidance. The guidance discusses revenue and adjusted EBITDA only for its Business Information Division and its litigation support segment as well as corporate costs. The company’s 2013 financial guidance for these segments is:

2013 Financial Guidance (dollars in millions)
Total revenues (excluding NDeX operations)	$160-$170 million
Adjusted EBITDA (excluding NDeX operations)	$30-$35 million

Overall this 2013 guidance is unchanged from that provided last May. This guidance presumes the following: 1) Litigation Support segment revenues and adjusted EBITDA will grow year-over-year by double digit percentages; 2) Business Information Division revenues and adjusted EBITDA will be down year-over-year by high single digits to low double digits; 3) depreciation expense will be $6.4-$6.7 million (including remaining NDeX operations); 4) amortization expense will be $11.5-$11.7 million (including remaining NDeX operations); and 5) there will be 30.2 to 30.4 million fully diluted shares outstanding.

This guidance excludes the effect of any M&A activity during the remainder of 2013. It also assumes that there will be no additional material effect on results of operations from current or future government legislation, programs or investigations, or from lender-based programs or moratoria. These include, but are not limited to, programs, legislation, investigations and moratoria detailed in the “Regulatory Environment” and “Risk Factors” sections of the company’s SEC reports, including its annual report on Form 10-K for the year ended December 31, 2012, which was filed on March 8, 2013, and Form 10-Q for the quarter ended June 30, 2013, which the company expects to file today.

Second Quarter 2013

Financial results for the three months ended June 30, 2013, and 2012 are as follows:

Dollars in thousands, except per share data	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Year-over- Year % Change
	(unaudited)	(unaudited)
Total revenues	$47,461	$41,804	13.5%
Professional Services Division revenues	30,864	23,473	31.5%
Business Information Division revenues	16,597	18,331	(9.5)%
Operating (loss) income	(24,751)	11,246	(320.1)%
Net (loss) income attributable to The Dolan Company	(140,384)	4,917	(2,955.1)%
Adjusted EBITDA *	8,360	7,294	14.6%
(Loss) income from continuing operations attributable to The Dolan Company per diluted share	$(2.39)	$0.16	(1,593.8)%
Cash earnings *	2,935	1,595	84.0%
Cash earnings per diluted share *	$0.10	$0.05	100.0%

*	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of these non-GAAP financial measures to GAAP and why the company believes these are important measures of its performance.

Professional Services Division Results

The Professional Services Division provides specialized processing services to the legal profession through NDeX, Counsel Press, and DiscoverReady. NDeX is a leading provider of mortgage default processing services in the United States. Together, Counsel Press and DiscoverReady compose the company’s litigation support segment. Counsel Press is the largest provider of appellate services in the United States, and DiscoverReady provides outsourced discovery management, including document review, data hosting and processing services, to major corporations and law firms.

Division revenues for the second quarter were $30.9 million, an increase of 31.5% from $23.5 million in the second quarter of 2012. The increase was the result of much stronger revenue at DiscoverReady, which was partially offset by lower NDeX file volume.

Note that NDeX second quarter results no longer include a contribution from NDeX South or NDeX Indiana because they were sold subsequent to the end of the quarter and are classified as discontinued operations. For the second quarter of 2013, the combination of NDeX South and Indiana revenues on a pro forma basis would have been $10.8 million with a negative impact on adjusted EBITDA of more than $3 million. Current NDeX results reported here are from the company’s Michigan and Minnesota operations.

NDeX received 10,400 mortgage default files for processing during the second quarter and generated $4.9 million in revenues. This compares to 17,400 files received for processing and $7.3 million in revenues in the second quarter of 2012. The total number of mortgage default files received decreased by more than 30% in the quarter compared to the second quarter of last year.

The litigation support segment contributed $25.9 million in revenues during the second quarter of 2013, an increase of 59.9% from a year ago, with the e-discovery business growing 74.2%. E-discovery growth was driven by both new and existing clients, and benefited from an unusually weak quarter a year ago due to the timing of legal matters.

Direct operating expenses within the Professional Services Division increased 36.4% to $14.1 million during the second quarter of 2013, from $10.3 million for the same period in 2012. Lower direct operating expenses at NDeX were offset by higher direct operating expenses at DiscoverReady. Selling, general and administrative expenses were $10.0 million during the second quarter of 2013, a 2.1% decline from the same period in 2012. NDeX showed an SG&A decline in the quarter, while SG&A at DiscoverReady was essentially flat.

Business Information Division Results

The Business Information Division publishes print and electronic legal publications, business journals, court and commercial media and other highly focused information products and services, operates web sites and produces events for targeted professional audiences in 19 geographic markets across the United States.

Business Information Division revenues for the second quarter of 2013 were $16.6 million, a 9.5% decrease from $18.3 million in the second quarter of 2012. The majority of the decrease was driven by lower public notice revenues.

Direct operating expenses for the Business Information Division were $6.1 million during the second quarter of 2013, a 6.4% decline compared to $6.5 million last year. In addition, SG&A expenses of $7.4 million were 6.0% lower than last year.

Balance Sheet and Liquidity

As of June 30, 2013, the company held $1.7 million of cash and cash equivalents, compared to $1.2 million for the same period last year. During the second quarter of 2013, the company generated $8.9 million of cash from operating activities and had $7.6 million of free cash flow, which is defined as net cash provided by operating activities minus capital expenditures from continuing operations. Second quarter free cash flow includes an income tax refund of $11.2 million. Quarterly capital expenditures from continuing operations were $1.3 million. Days sales outstanding were 74.4 days for the second quarter of 2013, up from 66.0 days in the second quarter of last year.

Total debt outstanding at the end of the second quarter was $142.3 million, of which $115.2 million was under a term loan facility. Net debt was $140.6 million, down $22.0 million from the end of 2012 and a decrease of $30.3 million from a year ago. At June 30, 2013, the combined weighted-average interest rate on the company’s credit facilities was 5.3%. The leverage ratio at the end of the quarter was 4.0 times total debt to trailing twelve-month pro forma adjusted EBITDA, which is down from 4.2 times as of December 31, 2012, and within the maximum of 4.25 times allowed under the senior debt covenants for that period.

Non-GAAP Financial Measures

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, The Dolan Company reports the following non-GAAP measures:

•

Adjusted EBITDA, defined as GAAP income from continuing operations adjusted for the impact of the following: net interest expense resulting from the company’s net cash or borrowing position, which includes non-cash interest income or expense related to the changes in fair value of interest rate swaps; income tax expense; non-cash expenses, including depreciation and amortization, charges for stock options and restricted stock the company has granted, and fair value adjustments on earnouts recorded in connection with acquisitions; non-recurring items of income or expense, if applicable, including impairments of long-lived assets; and distributions paid to holders of noncontrolling interest;

•

Cash earnings, defined as GAAP income from continuing operations adjusted for the impact of the following: noncontrolling interests; non-cash expenses, including non-cash interest income or expense related to the changes in the fair value of interest rate swaps, charges for stock options and restricted stock granted, fair value adjustments on earnouts recorded in connection with acquisitions, and amortization; certain non-recurring items of income or expense, including impairments of long-lived assets; and an adjustment to income tax expense related to the above reconciling items at the appropriate then-in-effect tax rate;

•	Cash earnings per diluted share, defined as cash earnings divided by the number of weighted average diluted shares outstanding; and

•	Free cash flow, defined as net cash provided by operating activities minus capital expenditures from continuing operations.

The Dolan Company provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand its operating performance and profitability, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income attributable to The Dolan Company. In addition, it should be noted that the company’s calculations of adjusted EBITDA, cash earnings, cash earnings per diluted share, and free cash flow may not be comparable to the calculations of such measures by other companies.

The following is a reconciliation of income from continuing operations to adjusted EBITDA (in thousands):

	Three Months Ended June 30,
	2013	2012
(Loss) income from continuing operations	$(76,849)	$5,408
Interest expense, net	2,479	2,032
Income tax expense	49,619	3,806
Amortization of intangibles	2,773	3,274
Depreciation expense	1,623	1,457
Impairment of long-lived assets	27,709	—
Amortization of Detroit Legal News Publishing intangible	377	377
Non-cash compensation expense	798	1,006
Non-cash fair value adjustments on earnout liabilities recorded in connection with acquisitions	—	(10,143)
Net distributions to holders of non-controlling interest	(169)	77

Adjusted EBITDA	$8,360	$7,294

The following is a reconciliation of income from continuing operations to cash earnings and cash earnings per diluted share (in thousands, except per share data):

	Three Months Ended June 30,
	2013	2012
(Loss) income from continuing operations	$(76,849)	$5,408
Noncontrolling interests	4,048	(626)
Non-cash income tax expense	49,619	—
Non-cash compensation expense	798	1,006
Non-cash fair value adjustments on earnout liabilities recorded in connection with acquisitions	—	(10,143)
Amortization of intangibles	2,773	3,274
Impairment of long-lived assets	27,709	—
Amortization of Detroit Legal News Publishing intangible	377	377
Adjustment to income tax expense related to reconciling items at effective tax rate	(5,540)	2,299

Cash earnings	$2,935	$1,595

(Loss) income from continuing operations attributable to The Dolan Company per diluted share (GAAP)	$(2.39)	$0.16

Cash earnings per diluted share	$0.10	$0.05

Weighted average diluted shares outstanding	30,467	30,356

Conference Call

The company has scheduled a conference call for Thursday, August 1st, at 8:30 a.m. U.S. Eastern Daylight Time (7:30 a.m. U.S. Central Daylight Time). The dial-in number is (888) 517-2513, and the passcode is 681 4229#. The call will be hosted by James P. Dolan, chairman, chief executive officer and president, and will include Scott J. Pollei, executive vice president and chief operating officer, and Vicki J. Duncomb, vice president and chief financial officer. It will be broadcast live over the Internet and will be accessible through the investor relations section of the company’s Web site at www.thedolancompany.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. Prior to the conference call start, a slide presentation highlighting points discussed in the conference call will be available through the investor relations section of the company’s Web site at www.thedolancompany.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of the company’s Web site for a period of 21 days after the call. In addition, the company’s SEC Form 10-Q is available via its Web site at www.thedolancompany.com, or investors can request a hard copy of the 10-Q free of charge upon request.

Statement Regarding Forward Looking Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts are forward-looking statements. Such forward-looking statements include statements related to the company’s “guidance” as well as statements using words such as “anticipate,” “expect,” “believe,” “convinced,” “continue,” “to come,” “will,” “may,” “estimate,” “assume,” “presume,”“pursue,” “outlook,” “look,” “optimistic,” “plan,” “goal,” “milestone” and similar expressions. Forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: our ability to fund our ongoing operations, repay our indebtedness, pay dividends on our preferred stock, fund capital expenditures and make acquisitions; our ability to comply with covenants in our debt instruments; our ability to obtain waivers from our lenders of any failure to comply with covenants in our debt instruments or of events of default; our ability to amend our debt instruments in the future; the possibility that we may have to record significant charges to earnings as a result of impairment of our intangible assets; our ability to retain key personnel; the adverse resolution of a future lawsuit or claim against us; the failure or disruption of our proprietary case management software systems, our document hosting, processing, conversion and review systems, or our website and online networks; the possibility that the number of mortgage default files referred to us may decrease or fail to increase; the risk that our customers or their clients fail to timely pay us for our services, or at all; the effect of existing and future legislation, government investigations, litigation, court orders, settlements and client slow-downs on our mortgage default processing services and public notice operations; our ability to retain key customers and develop new customer relationships in our litigation support services segment and our mortgage default processing and technology businesses; certain key personnel of our subsidiary NDeX also have been shareholders and principal attorneys of our law firm customers and may at times have had interests that differed from or conflict with our interests; our ability to successfully complete the divestiture of our current NDeX businesses on acceptable terms and transition that business to a technology model; the effect of changes in the economies and demographics of the markets that we serve; our ability to accurately value, successfully complete and successfully integrate acquisitions; and the other risk factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2012, which we filed with the SEC on March 8, 2013. We undertake no obligation to update any forward-looking statements in light of new information or future events.

FOR IMMEDIATE RELEASE

Contact Robert J. Evans,

Director of Business Development & Investor Relations

(612) 317-9430

Bob.evans@thedolancompany.com

The Dolan Company

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,667	$3,509
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,575 and $1,809 as of June 30, 2013, and December 31, 2012, respectively)	36,928	60,300
Unbilled pass-through costs	—	4,668
Prepaid expenses and other current assets	3,746	3,271
Income tax receivable	2,779	10,823
Assets held for sale	39,316	—

Total current assets	84,436	82,571
Investments	8,679	10,069
Property and equipment, net	12,250	18,091
Finite-lived intangible assets, net	60,753	162,212
Goodwill and indefinite-lived intangible assets	140,871	151,329
Deferred income taxes	—	23,358
Other assets	1,570	1,910

Total assets	$308,559	$449,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$15,105	$15,162
Accounts payable	15,118	20,860
Accrued pass-through liabilities	—	10,617
Accrued compensation	6,540	7,941
Accrued liabilities	3,719	5,283
Due to sellers of acquired businesses	—	5,017
Deferred revenue	10,316	13,278
Liabilities held for sale	15,650	—

Total current liabilities	66,448	78,158
Long-term debt, less current portion	127,145	150,881
Deferred income taxes	31,068	—
Other liabilities	6,019	7,240

Total liabilities	230,680	236,279

Redeemable noncontrolling interest	14,946	7,283

Commitments and contingencies (Note 15)
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,877,522 and 30,955,321 shares as of June 30, 2013, and December 31, 2012, respectively	31	31
Preferred stock, $0.001 par value; authorized: 5,000,000 shares;
Series A: Junior Participating: designated: 5,000 shares; no shares outstanding	—	—
Series B: designated: 1,600,000 shares; outstanding: 700,000 shares as of June 30, 2013, no shares as of December 31, 2012	1	—
Other comprehensive loss, net of tax	(374)	(867)
Additional paid-in capital	311,392	301,956
Accumulated deficit	(236,508)	(88,285)

Total The Dolan Company stockholders’ equity	74,542	212,835
Noncontrolling interest	(11,609)	(6,857)

Total stockholders’ equity	62,933	205,978

Total liabilities and stockholders’ equity	$308,559	$449,540

The Dolan Company

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues
Professional Services	$30,864	$23,473	$59,504	$49,518
Business Information	16,597	18,331	32,373	36,026

Total revenues	47,461	41,804	91,877	85,544

Operating expenses
Direct operating: Professional Services	14,107	10,339	27,401	22,331
Direct operating: Business Information	6,097	6,515	12,096	13,029
Selling, general and administrative	19,775	19,715	38,454	40,158
Amortization	2,773	3,274	5,796	6,561
Depreciation	1,623	1,457	3,272	2,998
Fair value and other adjustments on earnout liabilities and due to seller	—	(10,143)	(5,021)	(10,062)
Impairment of long-lived assets	27,709	—	27,709	—

Total operating expenses	72,084	31,157	109,707	75,015
Equity in (loss) earnings of affiliates	(128)	599	(96)	1,024

Operating (loss) income	(24,751)	11,246	(17,926)	11,553

Non-operating income (expense)
Interest expense, net of interest income	(2,479)	(2,032)	(5,017)	(4,064)

(Loss) income from continuing operations before income taxes	(27,230)	9,214	(22,943)	7,489
Income tax expense	(49,619)	(3,806)	(51,502)	(3,102)

(Loss) income from continuing operations	(76,849)	5,408	(74,445)	4,387
Discontinued operations, net of tax	(67,583)	135	(76,937)	979

Net (loss) income	(144,432)	5,543	(151,382)	5,366
Less: Net loss (income) attributable to noncontrolling interests	4,048	(626)	3,779	(280)

Net (loss) income attributable to The Dolan Company	$(140,384)	$4,917	$(147,603)	$5,086

Income allocated to preferred shares	(373)	—	(620)	—

Net (loss) income allocable to common shares	$(140,757)	$4,917	$(148,223)	$5,086

Earnings (loss) per share – basic and diluted:
(Loss) income from continuing operations attributable to The Dolan Company	$(2.39)	$0.16	$(2.32)	$0.14
Discontinued operations attributable to The Dolan Company	(2.22)	—	(2.53)	0.03
Net (loss) income allocated to preferred shares	(0.01)	—	(0.02)	—

Net (loss) income attributable to The Dolan Company	(4.62)	0.16	(4.87)	0.17
Weighted average shares outstanding—basic	30,467	30,276	30,398	30,226

Weighted average shares outstanding—diluted	30,467	30,356	30,398	30,307

The Dolan Company

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cash flows from operating activities
Net (loss) income	$(144,432)	$5,543	$(151,382)	$5,366
Loss (income) from discontinued operations	67,583	(135)	76,937	(979)

(Loss) income from continuing operations	(76,849)	5,408	(74,445)	4,387
Distributions received from The Detroit Legal News Publishing, LLC	595	763	1,295	1,463
Distributions paid to holders of non-controlling interests	(169)	—	(252)	—
Non-cash operating activities:
Amortization	2,773	3,274	5,796	6,561
Depreciation	1,623	1,457	3,272	2,998
Impairment of long-lived assets	27,709	—	27,709	—
Equity in loss (earnings) of affiliates	128	(599)	96	(1,024)
Stock-based compensation expense	798	1,006	1,442	1,901
Deferred income taxes	49,204	3,713	50,853	3,713
Amortization of debt issuance costs	83	113	167	213
Non-cash fair value adjustment on earnout recorded in connection with acquisitions	—	(9,623)	(5,021)	(9,542)
Changes in operating assets and liabilities:
Accounts receivable and unbilled pass-through costs	(3,951)	4,724	14	7,682
Prepaid expenses and other current assets	11,322	2,176	10,218	1,269
Other assets	19	31	17	31
Accounts payable and accrued liabilities	953	833	(3,755)	(245)
Deferred revenue and other liabilities	(467)	(1,268)	(982)	(102)

Cash from operating activities – continuing operations	13,771	12,008	16,424	19,305
Cash (used in) from operating activities – discontinued operations	(4,853)	3,788	(5,997)	4,735

Net cash provided by operating activities	8,918	15,796	10,427	24,040

Cash flows from investing activities
Acquisitions and investments	—	(145)	—	(145)
Capital expenditures	(1,347)	(695)	(3,028)	(1,892)

Cash used in investing activities – continuing operations	(1,347)	(840)	(3,028)	(2,037)
Cash used in investing activities – discontinued operations	(110)	(424)	(167)	(756)

Net cash used in investing activities	(1,457)	(1,264)	(3,195)	(2,793)

Cash flows from financing activities
Net payments on senior revolving note	(4,200)	1,500	(1,400)	(2,200)
Payments on senior long-term debt	(3,750)	(1,250)	(22,300)	(2,500)
Payment on unsecured notes payable	—	(627)	—	(1,247)
Proceeds of preferred stock offering, net of offering costs	—	—	14,967	—
Net payments of deferred acquisition costs and earnouts	—	(14,400)	—	(14,400)
Payments of deferred financing costs	—	—	—	(313)
Payments of preferred stock dividend	(247)	—	(247)	—
Other	(45)	(84)	(94)	(183)

Net cash used in financing activities	(8,242)	(14,861)	(9,074)	(20,843)

Net change in cash and cash equivalents	(781)	(329)	(1,842)	404
Cash and cash equivalents at beginning of the period	2,448	1,485	3,509	752

Cash and cash equivalents at end of the period	$1,667	$1,156	$1,667	$1,156